Exhibit 99.1

C&J ENERGY SERVICES, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial information and explanatory notes (the “Pro Forma Financial Information”) sets forth selected historical consolidated financial information for C&J Energy Services Ltd. (the “Predecessor”) and its consolidated subsidiaries (collectively with the Predecessor, and for the periods prior to the Plan Effective Date (as defined below), the “Company”). The historical data provided for the year ended December 31, 2016 is derived from the Company’s audited consolidated financial statements.

The Pro Forma Financial Information has been prepared to give effect to the consummation of our Restructuring Plan (as defined below) and our adoption of fresh start accounting (“Fresh Start”) in accordance with ASC 852, in each case as if the transactions and related events had occurred on December 31, 2016 for the unaudited condensed consolidated balance sheet and January 1, 2016 for the unaudited condensed consolidated statement of operations. These pro forma adjustments are described in further detail below and within the Notes to Unaudited Pro Forma Condensed Consolidated Financial Information.

The Pro Forma Financial Information is provided for informational and illustrative purposes only and is not necessarily indicative of the financial results that would have occurred if the matters described above had occurred on the dates indicated, nor is such financial information necessarily indicative of the financial position or results of operations in future periods. The pro forma adjustments, as described below, are based upon currently available information and are subject to change based on a variety of factors, primarily the ongoing process of allocating our reorganization value to our assets. With respect to the Reorganization Adjustments (as defined below), the historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Restructuring Plan becoming effective, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2016, expected to have a continuing impact on the Company’s consolidated results.

Background

On July 20, 2016, the Predecessor and certain of its subsidiaries (collectively with the Predecessor, the “Predecessor C&J Companies”) voluntarily filed petitions for reorganization seeking relief under the provisions of Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Southern District of Texas, Houston Division (the “Bankruptcy Court”), with ancillary proceedings filed in Canada and Bermuda (collectively, the “Chapter 11 Proceeding”).

On December 16, 2016, the Bankruptcy Court entered an order confirming the plan of reorganization (the “Restructuring Plan”) of the Predecessor C&J Companies. On January 6, 2017 (the “Plan Effective Date”), the Predecessor C&J Companies substantially consummated the Restructuring Plan and emerged from the Chapter 11 Proceeding. As part of the transactions undertaken pursuant to the Restructuring Plan, effective on the Plan Effective Date, the Predecessor’s equity was canceled and the Predecessor transferred all of its assets and operations to C&J Energy Services, Inc. (the “Successor” and together with its consolidated subsidiaries for periods subsequent to the Plan Effective Date, “C&J” or the “Company”).

Reorganization Adjustments

The “Reorganization Adjustments” column of the Pro Forma Financial Information gives effect to the consummation of the Restructuring Plan, including the following transactions:

•	Debt-to-equity Conversion: The holders of allowed secured lender claims (the “Secured Lenders”) under the Predecessor’s Credit Agreement, dated as of March 24, 2015 and as amended and modified from time to time (the “Old Credit Agreement”), were issued new common equity in the Successor (“New Equity”) and all obligations under the Old Credit Agreement were canceled as of the Plan Effective Date.

•	The Rights Offering: The Company offered subscription rights to eligible Secured Lenders to purchase up to $200 million of New Equity at a price per share of $13.58 as part of the Restructuring Plan (the “Rights Offering”). The Rights Offering was consummated on the Plan Effective Date. Certain of the Secured Lenders agreed to provide backstop commitments for the Rights Offering and received 736,374 shares of New Equity as a put option premium.

•	The New Credit Facility: The Successor and certain of its subsidiaries, as borrowers (the “Borrowers”), entered into a revolving credit and security agreement (the “New Credit Facility”) dated the Plan Effective Date, with PNC Bank, National Association, as administrative agent. The New Credit Facility allows the Borrowers to incur revolving loans in an aggregate amount up to the lesser of (a) $100 million or (b) a borrowing base, which borrowing base is based upon the value of the Borrowers’ accounts receivable and inventory. The New Credit Facility also contains an availability block, which reduces the amount otherwise available to be borrowed under the New Credit Facility by $20 million until the later of the delivery of financial statements for the fiscal year ending December 31, 2017 and the date on which the Company achieves a fixed charge coverage ratio of 1.10 to 1.0. The New Credit Facility also provides for the issuance of letters of credit, which reduce the borrowing capacity thereunder. The maturity date of the New Credit Facility is January 6, 2021.

•	The New Warrants: On the Plan Effective Date, the Company issued 1,180,083 new seven-year warrants exercisable on a net-share settled basis at a strike price of $27.95 per warrant (the “New Warrants”) to holders of the Predecessor’s common equity, and all of the Predecessor’s common equity was canceled as of the Plan Effective Date. The Company will issue up to 2,360,166 New Warrants (subject to adjustments pursuant to the terms of the New Warrants) to the unsecured claims representative for the benefit of the general unsecured creditors after the Plan Effective Date pursuant to the terms of the Restructuring Plan in exchange for the final settlement of all such general unsecured claims.

•	Distributions: The lenders under the Predecessor’s debtor-in-possession credit facility (the “DIP Facility”) received payment in full in cash of amounts outstanding thereunder on the Plan Effective Date from cash on hand and proceeds from the Rights Offering. In exchange for settlement of their allowed claims, each of the Predecessor’s general unsecured creditors will receive a pro rata share of the unsecured creditor recovery pool, which consists of cash and, when issued, up to 2,360,166 New Warrants (subject to adjustments pursuant to the terms of the New Warrants), pursuant to the terms of the Restructuring Plan. Amounts owed for professional fees associated with the consummation of the Restructuring Plan were paid in full in cash.

Fresh Start Adjustments

The Company has adopted the Fresh Start accounting provisions on January 1, 2017 in connection with the Company’s emergence from bankruptcy. The adoption of Fresh Start accounting results in a new reporting entity, the Successor, for financial reporting purposes. The presentation is analogous to that of a new business entity such that on the Plan Effective Date the Successor’s consolidated financial statements reflect a new capital structure with no beginning retained earnings or deficit and a new basis in the identifiable assets and liabilities assumed. In order to adopt Fresh Start accounting, the Company had to meet the following two conditions: (i) holders of existing voting shares of the Predecessor immediately before the Plan Effective Date received less than 50.0% of the voting shares of the Successor and (ii) the reorganization value of the assets immediately prior to the confirmation of the Restructuring Plan were less than the sum of post-petition liabilities and estimated allowed claims.

As part of Fresh Start accounting, the Company is required to determine the reorganization value of the Successor upon emergence from the Chapter 11 Proceeding. Reorganization value approximates the fair value of the entity, before considering liabilities, and approximates the amount a willing buyer would pay for the assets of the entity immediately after the restructuring. The fair value of the Successor’s assets was determined with the assistance of a third party valuation expert who used available comparable market data and quotations, discounted cash flow analysis, and other methods in determining the appropriate asset fair values. The reorganization value has been allocated to the Company’s individual assets based on preliminary estimates of their fair values, which are subject to change as our implementation of Fresh Start accounting continues.

Enterprise value, which was used to derive reorganization value, represents the estimated fair value of an entity’s capital structure which generally consists of long term debt and shareholders’ equity. The Successor’s enterprise value, as approved by the Bankruptcy Court in support of the Restructuring Plan, was estimated to be $750 million, which represented the mid-point of a determined range of $600 million to $900 million. The Successor’s enterprise value was determined with the assistance of a separate third party valuation expert who used available comparable market data and quotations, discounted cash flow analysis and other internal financial information and projections. This enterprise value combined with the Company’s Rights Offering was the basis for deriving equity value. The Company’s estimates of fair value are inherently subject to significant uncertainties and contingencies beyond its control. Accordingly, there can be no assurance that the estimates, assumptions, valuations, appraisals and financial projections will be realized, and actual results could vary materially. Moreover, the market value of the Company’s common stock subsequent to its emergence from bankruptcy may differ materially from the equity valuation derived for accounting purposes.

C&J ENERGY SERVICES LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

(in thousands)

	As of December 31, 2016
		Pro Forma Adjustments
	Predecessor	Reorganization Adjustments		Fresh Start Adjustments		Pro Forma
ASSETS
Current assets:

Cash and cash equivalents	$64,583	$111,281	(a)(b)(c)(d)(e)(f)(h)	$—		$175,864
Accounts receivable, net	137,222	—		—		137,222
Inventory	54,471	—		—		54,471
Prepaid and other current assets	37,392	—		—		37,392
Deferred tax assets	6,020	—		—		6,020

Total current assets	299,688	111,281		—		410,969

Property and equipment:
Land, buildings and improvements	167,915	—		(106,116	)(j)	61,799
Operating equipment	1,436,650	—		(907,906	)(j)	528,744
Furniture and fixtures	29,435	—		(18,602	)(j)	10,833

Total property and equipment	1,634,000	—		(1,032,624)		601,376
Less: Accumulated depreciation	(683,189)	—		683,189	(j)	—

Property and equipment, net	950,811	—		(349,435)		601,376
Other intangible assets, net of amortization	76,057	—		(26,057	)(j)	50,000
Other assets	35,045	2,248	(f)	—		37,293

TOTAL ASSETS	$1,361,601	$113,529		(375,492)		$1,099,638

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$75,193	$—		$—		$75,193
Payroll and related costs	18,287	—		—		18,287
Accrued expenses	59,129	(16,051	)(c)(d)	—		43,078
DIP Facility	25,000	(25,000	)(d)	—		—
Other current liabilities	3,026	—		—		3,026

Total current liabilities	180,635	(41,051)		—		139,584

Deferred tax liabilities	15,613	—		—		15,613
Other long term liabilities	18,577	—		—		18,577

Total liabilities not subject to compromise	214,825	(41,051)		—		173,774

Liabilities subject to compromise	1,445,346	(1,445,346	)(a)(b)(g)(i)	—		—

Shareholders’ equity:
Common stock	1,195	555	(e)(g)	(1,195	)(k)	555
Additional paid-in capital	1,009,426	925,309	(e)(g)	(1,009,426	)(k)	925,309
Accumulated other comprehensive loss	(2,600)	—		2,600	(k)	—
Retained earnings (deficit)	(1,306,591)	674,062	(b)(c)(g)	632,529	(j)(k)	—

Shareholders’ equity	(298,570)	1,599,926		(375,492)		925,864

TOTAL LIABILITIES AND EQUITY	$1,361,601	$113,529		$(375,492)		$1,099,638

C&J ENERGY SERVICES LTD.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED

STATEMENT OF OPERATIONS

(in thousands)

	For the Year Ended December 31, 2016
		Pro Forma Adjustments
	Historical Predecessor	Reorganization Adjustments		Fresh Start Adjustments		Pro Forma

Revenue	$971,142	$—		$—		$971,142

Costs and expenses:
Direct costs	947,255			—		947,255
Selling, general and administrative expenses	229,267	(27,940	)(l)(m)	—		201,327
Research and development	7,718	—		—		7,718
Depreciation and amortization	217,440	(2,717	)(m)	(78,245	)(p)	136,478
Impairment expense	436,395	—		—		436,395
(Gain) loss on disposal of assets	3,075	—		—		3,075

Operating income (loss)	(870,008)	30,657		78,245		(761,106)

Other income (expense)
Interest income (expense), net	(157,465)	158,587	(n)	—		1,122
Other income (expense), net	9,504	—		—		9,504

Total other income (expense)	(147,961)	158,587		—		10,626

Loss before reorganization items and income taxes	(1,017,969)	189,244		78,245		(750,480)

Reorganization items	55,330	(55,330	)(l)	—		—
Income tax expense (benefit)	(129,010)	—	(q)	—	(q)	(129,010)

Net income (loss)	$(944,289)	$244,574		$78,245		$(621,470)

Net income (loss) per common share:
Basic	$(7.98)	$—		$—		$(11.20)

Diluted	$(7.98)	$—		$—		$(11.20)

Weighted average common shares outstanding:
Basic	118,305	—		—		55,464 (o)

Diluted	118,305	—		—		55,464 (o)

C&J ENERGY SERVICES LTD.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

1.	Basis of Presentation

The accompanying unaudited pro forma condensed consolidated financial statements and explanatory notes present the financial information of C&J Energy Services Ltd. assuming the consummation of the Restructuring Plan had occurred on December 31, 2016 for the unaudited condensed consolidated balance sheet and January 1, 2016 for the unaudited condensed consolidated statement of operations.

The unaudited pro forma financial statements are provided for informational and illustrative purposes only and are not necessarily indicative of the financial results that would have occurred if the Restructuring Plan had been consummated on the dates indicated, nor are such financial statements necessarily indicative of the financial position or results of operations in future periods. The pro forma adjustments, as described in the accompanying notes, are based upon currently available information. The historical financial information has been adjusted to give effect to pro forma adjustments that are (i) directly attributable to the Restructuring Plan becoming effective, (ii) factually supportable and (iii) with respect to the unaudited pro forma condensed consolidated statements of operations for the year ended December 31, 2016, expected to have a continuing impact on the Company’s consolidated results.

The following are descriptions of the columns included in the accompanying unaudited pro forma condensed consolidated balance sheet and unaudited pro forma condensed consolidated statement of operations:

Predecessor – Represents the historical condensed consolidated balance sheet of the Company as of December 31, 2016 and the historical condensed consolidated statement of operations of the Company for the year ended December 31, 2016.

Pro Forma Adjustments – Represents the required adjustments to the condensed consolidated balance sheet as of December 31, 2016 and the year ended December 31, 2016, assuming the Restructuring Plan had occurred on December 31, 2016 for the unaudited condensed consolidated balance sheet and January 1, 2016 for the unaudited condensed consolidated statement of operations, and for the adoption of Fresh Start accounting.

2.	Pro Forma Adjustments

Reorganization Adjustments – Balance Sheet

(a)	These adjustments reflect the settlement of $0.9 million in liabilities subject to compromise related to contract cures, claims under Section 503(b)(9) of the Bankruptcy Code and critical vendors.

(b)	These adjustments reflect the $33.0 million settlement of liabilities subject to compromise related to general unsecured creditors.

(c)	These adjustments reflect the professional fees to be paid at or subsequent to emergence with $13.6 million related to 2016 and accrued as of December 31, 2016, and $13.4 million related to the Plan Effective Date and charged to reorganization items on emergence.

(d)	These adjustments reflect the repayment of $25.5 million in borrowings and accrued interest under the Predecessor’s DIP Facility.

(e)	These adjustments reflect the consummation of the $200.0 million Rights Offering conducted in accordance with the Restructuring Plan.

(f)	This adjustment represents the payment of $2.2 million for deferred loan costs associated with the Company’s New Credit Facility.

(g)	These adjustments reflect the discharge of $1.3 billion in indebtedness and $37.5 million of accrued and unpaid interest under the Predecessor’s credit agreement in exchange for the New Equity and the issuance of the New Warrants.

(h)	Reorganization adjustments to cash and cash equivalents consisted of the following:

Dollars in Millions
Settle contract cures, 503(b)(9) and critical vendor claims	$(0.9)
Settle general unsecured creditor claims	(33.0)
Professional fees paid in full	(27.1)
DIP Facility plus accrued interest paid in full	(25.5)
Rights Offering proceeds	200.0
Deferred loan costs paid – New Credit Facility	(2.2)

Net increase in cash and cash equivalents	$111.3

(i)	Reorganization adjustments to liabilities subject to compromise consisted of the following:

Dollars in Millions
Settle contract cures, 503(b)(9) and critical vendor claims	$0.9
Settle general unsecured creditor claims	33.0
New Equity value	705.5
New Warrant value	20.4
Gain on settlement of liabilities subject to compromise	685.5

Total liabilities subject to compromise	$1,445.3

Fresh Start Adjustments – Balance Sheet

(j)	These adjustments reflect the impact of the Fresh Start accounting adjustments based upon the individual net asset fair values.

(k)	These adjustments reflect the elimination of the historical equity of the Predecessor in accordance with ASC 852 - Reorganizations.

Reorganization Adjustments – Statement of Operations

(l)	These adjustments reflect the elimination of $30.4 million from selling, general and administrative expenses attributable to professional fees related to debt restructuring and bankruptcy advisors that were incurred prior to the July 20, 2016 petition date and the elimination of $55.3 million of reorganization items. Reorganization items include $41.2 million of expense related to legal and professional fees, $20.4 million of expense related to contract termination settlements, $5.2 million of gain associated with a related party settlement, and $1.1 million of gain associated with vendor claim adjustments.

(m)	These adjustments reflect the amendment of building leases associated with the Company’s corporate headquarters and its research and technology facility that resulted in a change in accounting for both leases from capital lease to operating lease. Estimated annual operating lease expense of $2.5 million was added to selling, general and administrative expenses, and estimated annual depreciation expense of $2.7 million related to the previous capital leases was eliminated.

(n)	This adjustment reflects the elimination of $154.3 million of interest expense under the Predecessor’s credit agreement as a result of the debt-to-equity conversion included in the Restructuring Plan, the elimination of $2.1 million related to the DIP Facility, the elimination of $1.2 million related to the conversion of building leases from capital to operating lease (see footnote (m)), the addition of $1.6 million of interest expense associated with the New Credit Facility consisting of $1.0 million in unused commitment fees and $0.6 million in amortization of deferred loan costs, and the addition of $2.5 million of interest income from the $200.0 million of proceeds received from the Rights Offering.

(o)	All of the Predecessor’s common equity authorized and outstanding prior to the Effective Date was canceled, extinguished and discharged. As part of the Restructuring Plan, the Successor issued 55,463,903 shares of New Equity and 1,180,083 New Warrants. The Successor will issue up to 2,360,166 New Warrants (subject to adjustments pursuant to the terms of the New Warrants) to the unsecured claims representative for the benefit of the general unsecured creditors of the Predecessor pursuant to the terms specified in the Restructuring Plan.

Fresh Start Adjustments – Statement of Operations

(p)	This adjustment reflects depreciation and amortization based on the estimated Fresh Start fair value of the Successor’s property, plant and equipment and identified intangible assets, partially offset by the elimination of Predecessor’s depreciation and amortization.

Year Ended December 31, 2016
Depreciation expense related to the fair value of the Successor property, plan and equipment	$134,195
Amortization expense related to the fair value adjustment of Successor intangible assets with an estimated weighted average life of approximately 10 years	5,000
Elimination of Predecessor previously recorded depreciation and amortization expense	(217,440)

Pro forma adjustment to depreciation and amortization	$(78,245)

(q)	The income tax effect of reorganization and Fresh Start adjustments is zero. The adjustments to loss before income taxes would result in zero change in current income tax receivable or payable. Furthermore, changes in deferred tax assets and deferred tax liabilities arising from these adjustments would have an offsetting change in the valuation allowance recorded which reduces the Company’s deferred tax assets to an amount that is more likely than not to be realized.